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                                                                    EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-68349 of New Era of Networks, Inc. on Form S-3 of our report dated September 30, 1998 (relating to the financial statements of Century Analysis Incorporated as of and for the years ended December 31, 1997 and 1996) incorporated by reference in Registration Statement No. 333-67489 on Form S-3 from the Current Report of New Era of Networks, Inc. on Form 8-K/A and to the reference to us under the heading "Experts" in the Prospectus, which is part of Registration Statement No. 333-67489.



/s/ DELOITTE & TOUCHE LLP
--------------------------
    DELOITTE & TOUCHE LLP

San Francisco, California
December 8, 1998